EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION REPORTS

THIRD QUARTER 2004 FINANCIAL RESULTS

REDWOOD CITY, Calif., November 22, 2004 - Ampex Corporation (OTCBB: AEXCA.OB) reported a net loss of $1.2 million or $0.33 per diluted share on revenues of $8.3 million for the third quarter of 2004. In the third quarter of 2003, the Company reported net income of $3.6 million or $1.28 per diluted share1 on revenues of $10.2 million.

Licensing revenue was $1.8 million in the third quarter of 2004, which was virtually unchanged from $1.7 million in the third quarter of 2003. As previously announced, after the end of the quarter, Canon Inc. and Sanyo Electric Co. Ltd. entered into separate license agreements with the Company for use of its patents in the manufacture and sale of digital still cameras. The Sanyo agreement also permits use of the Company’s patents in cellular telephones that incorporate digital image capture and retrieval features. Pursuant to the two licenses, the Company will receive payments of approximately $11.6 million representing royalties on shipments made prior to July 1, 2004 and will receive running royalties in future periods based on sales of products that utilize its digital still camera patents. The Company will also receive a negotiated prepayment of $13.5 million from one of the licensees with respect to royalties due on sales in the period from July 2004 through March 2006. Accordingly, the Company will record at least $25.1 million of receipts from these two licenses in its fourth quarter 2004 financial statements. Substantially all of such receipts will be used to repay debt. The Company is in negotiation with additional manufacturers of digital cameras and camera equipped cellular telephones and currently expects to conclude additional license agreements within the next 90 days.

During the third quarter of 2004, the Company incurred litigation costs of $1.1 million related to lawsuits that it initiated with the International Trade Commission and in the U.S. District Court for the District of Delaware against Sanyo Electric Co. Ltd. in May 2004 and separately against Sony Corporation in July 2004 and Eastman Kodak Company in October 2004 for their unauthorized use of Ampex patents in digital still cameras and cellular phones equipped with digital image storage and retrieval capabilities. If granted, an ITC exclusion order would prohibit the importation and sale of such products in the United States throughout the duration of the life of each patent. The U.S. District Court suits seek payment of damages. Subsequently Ampex has withdrawn their complaints against Sanyo based on having concluded a license agreement with them. The Company may seek to enforce its patents by instituting additional litigation against other manufacturers of digital still cameras, digital video camcorders, DVD recorders and other products where it is believed Ampex technology is being used, if licensing agreements cannot be concluded on satisfactory terms. As a result of such increased costs, the corporate licensing segment contributed operating income of $0.1 million or $0.03 per diluted share in the third quarter of 2004 compared to operating income of $1.5 million or $0.47 per diluted share in the third quarter of 2003.

Product sales and service revenues from the Company’s Recorders segment (Data Systems) totaled $6.6 million for the third quarter of 2004 compared to $8.4 million in the third quarter of 2003. At the end of the quarter ended September 30, 2004, the Company had completed the manufacture of certain products and had received payment from its customers totaling $1.2 million which will be recognized as revenue later in 2004 or early 2005 when such products are shipped to the customers’ designated locations. The Recorder’s segment operating loss in the third quarter of 2004 amounted to $0.3 million or $0.09 per diluted share compared to an operating income of $1.5 million or $0.47 per diluted share in the third quarter of 2003.

In the third quarter of 2004, the Company recognized a restructuring credit of $1.4 million or $0.39 per diluted share, as a result of the relocation of some manufacturing operations from Colorado Springs to Redwood City, reutilizing leased facilities that were charged to restructuring expense in prior periods. There were no restructuring charges or credits in the third quarter of 2003.

In the three months ended September 30, 2004, the Company recognized its pro-rata share of income, including gain on the sale of its investment, totaling $0.6 million or $0.16 per diluted share from an investment partnership as well as $0.4 million or $0.11 per diluted share in fees earned on profits realized by other institutional investors. Interest expense and other financing costs, net, accounted for $0.59 loss per diluted share in the third quarter of 2004 compared to $0.67 loss per diluted share in the third quarter of 2003.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2003 Annual Report on Form 10-K filed with the SEC and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.

[1]	Restated to comply with EITF 03-6.

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)
Licensing revenue	$1,759	$1,744	$4,861	$7,702
Product revenue	4,390	6,367	15,767	17,950
Service revenue	2,173	2,065	6,496	7,049

Total revenue	8,322	10,176	27,124	32,701

Intellectual property costs	1,653	205	4,595	796
Cost of product sales	3,069	3,848	9,955	10,712
Cost of service	688	747	2,342	2,375
Research, development and engineering	1,022	696	2,853	2,326
Selling and administrative	3,326	2,848	9,160	9,095
Restructuring charges (credits)	(1,410)	—	(1,410)	—

Total costs and operating expenses	8,348	8,344	27,495	25,304

Operating income (loss)	(26)	1,832	(371)	7,397

Interest expense	2,534	2,215	7,312	6,716
Amortization of debt financing costs	14	15	42	43
Interest income	(30)	(57)	(88)	(86)
Other (income) expense, net	(385)	2	(381)	35

Income (loss) from continuing operations before income taxes and equity in income of limited partnership, including sale of investment	(2,159)	(343)	(7,256)	689

Provision for (benefit of) income taxes	—	(3,981)	248	(3,306)
Equity in income of limited partnership, including sale of investment	(591)	—	(2,149)	—

Net income (loss) from continuing operations	(1,568)	3,638	(5,355)	3,995

Income from discontinued operations (net of taxes of nil in 2004)	352	—	352	—

Net income (loss)	(1,216)	3,638	(5,003)	3,995

Benefit from extinguishment of mandatorily redeemable preferred stock		974		3,041
Preferred dividends ascribed, but not declared	—	(451)	—	(1,416)

Undistributed net income (loss) applicable to common stockholders	(1,216)	4,161	(5,003)	5,620

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	2	(67)	46	(54)

Comprehensive income (loss)	$(1,214)	$4,094	$(4,957)	$5,566

Basic and diluted undistributed income (loss) per share:
Undistributed income (loss) per share from continuing operations	$(0.43)	$0.98	$(1.46)	$0.80
Income per share from discontinued operations	$0.10	$—	$0.10	$—
Undistributed income (loss) per share applicable to common stockholders	$(0.33)	$1.28	$(1.36)	$1.75

Weighted average number of basic and diluted common shares outstanding	3,642,517	3,260,733	3,667,572	3,207,382

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,451	$14,023
Short-term investments	9,160	—
Accounts receivable (net of allowances of $88 in 2004 and $137 in 2003)	2,892	4,513
Inventories	6,184	6,343
Other current assets	4,052	4,366

Total current assets	27,739	29,245

Property, plant and equipment	4,333	4,825
Other assets	598	1,127

Total assets	$32,670	$35,197

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$132	$146
Accounts payable	2,579	1,511
Net liabilities of discontinued operations	807	1,076
Accrued restructuring costs	631	1,300
Other accrued liabilities	11,890	23,956

Total current liabilities	16,039	27,989
Long-term debt	89,560	74,022
Other liabilities	63,618	63,802
Accrued restructuring costs	1,794	3,450
Net liabilities of discontinued operations	1,354	2,071

Total liabilities	172,365	171,334

Commitments and contingencies

Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value:
Authorized: 69,970 shares in 2004 and in 2003 Issued and outstanding - none in 2004 and in 2003	—	—

Mandatorily redeemable preferred stock, $2,000 liquidation value:
Authorized: 21,859 shares in 2004 and in 2003 Issued and outstanding - none in 2004 and in 2003	—	—

Convertible preferred stock, $2,000 liquidation value:
Authorized: 10,000 shares in 2004 and in 2003 Issued and outstanding - none in 2004 and in 2003	—	—

Stockholders’ deficit:
Preferred stock, $1.00 par value:
Authorized: 898,171 shares in 2004 and in 2003 Issued and outstanding - none in 2004 and in 2003	—	—
Common stock, $.01 par value:
Class A:
Authorized: 175,000,000 shares in 2004 and in 2003 Issued and outstanding - 3,642,517 shares in 2004; 3,728,017 in 2003	36	37
Class C:
Authorized: 50,000,000 shares in 2004 and in 2003 Issued and outstanding - none in 2004 and in 2003	—	—
Other additional capital	454,468	454,394
Accumulated deficit	(523,581)	(518,578)
Accumulated other comprehensive loss	(70,618)	(71,990)

Total stockholders’ deficit	(139,695)	(136,137)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$32,670	$35,197